Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDPRAIRIE HOLDING, INC.

RedPrairie Holding, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

FIRST:  Resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and submitting such amendment for the consideration of the stockholders of the Corporation were duly adopted by the Board of Directors of the Corporation by unanimous written consent. In accordance with those resolutions, the definition of “Series A Dividend Payment Date” under Article III of Exhibit A of the Amended and Restated Certificate of Incorporation is hereby deleted and restated as follows:

“Series A Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year during the Series A Dividend Payment Period, or such other date as the Board may determine by resolution.

SECOND:  That the said amendment has been consented to and authorized by the holders of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of § 228 of the DGCL.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of § 242 of the DGCL.

IN WITNESS WHEREOF, RedPrairie Holding, Inc. has caused this Certificate of Amendment to be executed this 1st day of February, 2007.

REDPRAIRIE HOLDING, INC.

/s/ Laura L. Fese
Laura L. Fese
Chief Legal Officer and Corporate Secretary